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                                                                   EXHIBIT 10.25

                                 CIMA LABS INC.

                              EMPLOYMENT AGREEMENT

                                 WITH JOHN HONTZ

     THIS AGREEMENT is entered into effective as of August 23, 2000, by and between CIMA LABS INC., a Delaware corporation (the "Company"), and John Hontz, Ph.D. (the "Employee").

     WHEREAS, the parties entered into an Employment Agreement dated January 13, 1997 and desire to modify and replace that agreement; and

     WHEREAS the Company desires to place the Employee in the position of Chief Operating Officer to render services for the Company on the terms and conditions set forth in this Agreement;

     WHEREAS, the Employee desires to continue employment by the Company and serve as its Chief Operating Officer on the terms and conditions set forth in this Agreement; and

     WHEREAS, both parties recognize the critical importance to the Company, its employees, and its investors of preserving the confidentiality of the Company's trade secrets and confidential information and of protecting the Company against competition from former executives or other key employees of the Company following their separation from the Company;

     NOW, THEREFORE, in consideration of the foregoing premises and the parties' mutual covenants and undertakings contained in this Agreement, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. EMPLOYMENT AND TERM. Subject to the terms and conditions herein provided, the Company hereby continues employment of the Employee, and the Employee hereby accepts continued employment by the Company, for a term beginning



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                                                                   EXHIBIT 10.25

September 1, 2000 and continuing thereafter for four (4) years to September 1, 2004, unless earlier terminated in accordance with Section 11.

     2. DUTIES AND REPRESENTATIONS OF THE EMPLOYEE. During the Employee's employment hereunder, he shall serve as the Company's Chief Operating Officer. The Employee shall devote his full time, attention, knowledge, and skill exclusively to the loyal service of the Company. The Company shall endeavor to evaluate the Employee's performance annually during the term of this Agreement. The Employee represents and warrants to the Company that: (a) his acceptance of employment under this Agreement and his performance of the duties contemplated herein are not in conflict with any obligation, undertaking, or agreement between the Employee and any third party; and (b) he has not and will not, during the course of his employment with the Company, disclose or utilize without permission of the third party, any confidential or proprietary information, trade secrets, materials, documents, or property owned by such third party.

     3. COMPENSATION. The Company shall pay to the Employee the following compensation:

     (a) Base Salary. The Company shall pay to the Employee a base salary at the annual rate of $220,000 beginning September 1, 2000, less legally required and authorized deductions and withholdings, payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time. On September 1, 2001, Employee's annual base salary will be adjusted upwards by 5% or such greater amount as deemed appropriate by the Company. Thereafter, Employee's annual base salary will be reviewed and adjusted upward by the Company by 5% annually, but in no event will it be reduced below $220,000.



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                                                                   EXHIBIT 10.25


     (b) Incentive Bonus. The Employee will be eligible for an incentive bonus award of up to fifty percent (50%) of his base salary depending upon the achievement of objectives defined by the Compensation Committee of the Board of Directors. The Compensation Committee shall establish the objectives for any calendar year at or prior to the last Board meeting of the preceding calendar year. Whether and the extent to which objectives have been achieved and the award to be granted to Employee will be determined by the Compensation Committee in its discretion and paid to employee before March 1 of the next calendar year. The establishment and implementation of any additional incentive bonus programs shall be in the sole discretion of the Compensation Committee.

     (c) Participation in Benefit Plans. The Employee shall also be entitled to participate in all employee benefit plans or programs of the Company, including any health, disability and life insurance group plans, to the extent that he is eligible to participate under the terms of such plans.

     (d) Paid Time Off (PTO). During the term of the Employee's employment under this Agreement, the Employee shall be entitled to take twenty-five (25) days of PTO per year in accordance with the Company's standard policy as in effect from time to time. Notwithstanding any Company policy to the contrary, accrued and unused PTO of the Employee may be carried over from any year to the next up to a maximum accrual of 500 PTO hours. Any additional accruals will be lost unless Employee obtains the written approval of the Chief Executive Officer of the Company.

     (e) Employment-Related Expenses. The Company shall pay or reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of



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                                                                   EXHIBIT 10.25


appropriate vouchers and receipts in accordance with the Company's normal policies for expenses verification.

     (f) Stock Option. Subject to the terms of the Company's Equity Incentive Plan and a stock option agreement to be entered into between the Company and Employee, the Company shall issue to the Employee an incentive stock option to purchase one hundred thousand (100,000) shares of common stock in the Company effective at the date of signing this Agreement. This award will vest as follows: (i) twenty-five percent (25%) of the shares subject to the option will vest on September 1, 2001; (ii) twenty-five percent (25%) of the shares subject to the option will vest on September 1, 2002; (iii) twenty-five percent (25%) of the shares subject to the option will vest on September 1, 2003; (iv) twenty-five percent (25%) of the shares subject to the option will vest on September 1, 2004. The above vesting schedule may be accelerated in accordance with the terms of the Equity Incentive Plan.

     (g) Car Allowance. The Employee will be paid a car allowance in the amount of six hundred fifty dollars ($650.00) per month, consistent with the Company's payroll and accounting practices.

     4. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's CEO or Board of Directors, during the term of this Agreement or at any time thereafter, the Employee shall not divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of business of the Company) any confidential or secret knowledge of the Company which the Employee has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of his employment by the Company, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes,



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                                                                   EXHIBIT 10.25


formulae, plans, devices, or materials (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any customer or supplier list of the Company, pricing structure, marketing plans, strategic plans, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrong and would cause irreparable harm to the Company. Both during and after the term of this Agreement, the Employee will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of a breach of this Agreement by the Employee.

     5. RETURN OF PROPERTY. The Employee agrees that all property in the Employee's possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards, any electronic data storage device containing confidential or proprietary information of the Company, passwords used to access Company property, and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if the Employee authored, created, or assisted in authoring or creating such property. The Employee



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                                                                   EXHIBIT 10.25


shall return to the Company all such documents and property, and delete any and all copies of such documents and property from any computer or computer storage device in his possession, immediately upon termination of Employee's employment or at such earlier time as the Company may reasonably request,

     6. IMPROVEMENTS AND INVENTIONS.

     (a) Notification and Disclosure. Employee shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries, and inventions, whether or not they are believed to be patentable (all of which are hereinafter sometimes referred to as "Inventions"), which Employee conceives or first actually reduces to practice, either solely or jointly with others, whether outside Company facilities or during non-business hours, during the period of Employee's employment with the Company or within six months after termination of employment, and which relate to the business now or hereafter carried on or contemplated by the Company or which result from any work performed by Employee for the Company.

     (b) Ownership and Patenting of Inventions. All such Inventions shall be the sole and exclusive property of the Company, except as limited by Section 6(c) below. During the term of Employee's employment and thereafter, whenever requested to do so by the Company, Employee shall execute and assign any and all applications, assignments, and other instruments which the Company shall deem necessary or convenient in order to apply for and obtain Letters Patent of the United States and/or of any foreign country for such Inventions and in order to assign and convey to the Company or its nominee the sole and exclusive right, title, and interest in and to such Inventions, and Employee will render aid and assistance in any interference or litigation



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                                                                   EXHIBIT 10.25


pertaining thereto. All expenses reasonably incurred by Employee at the request of the Company shall be borne by the Company.

     (c) Notice of Exclusion. This Section 6 shall not apply to inventions for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on the Employee's own time, and (1) which does not relate directly to the business of the Company or to the company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for the Company.

     7. OWNERSHIP AND REGISTRATION OF COPYRIGHTABLE MATERIAL. All copyrightable material relating to the Company's business which Employee produces, composes, or writes, individually or in collaboration with others, whether made on the Company's time or Employee's time, shall be treated as and constitute a "work made for hire" or as having similar status in the United States or elsewhere and shall be the sole and exclusive property of the Company. At the request of the Company, Employee shall expressly assign to the Company all interest in such copyrightable material and shall sign all papers and do all other acts which the Company shall deem necessary or convenient, at the expense of the Company, to assist the Company to obtain copyright registration of such material in any and all countries.

     8. RESTRICTIVE COVENANT. The Employee acknowledges that the Company needs to be protected against the potential for unfair competition and impairment of the Company's goodwill by the Employee's use of the Company's training, assistance, confidential information, and trade secrets in direct competition with the Company. The Employee therefore agrees that during his employment with the



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                                                                   EXHIBIT 10.25


Company and for a period of one (1) year following the date of termination of his employment with the Company for any reason, the Employee shall not, directly or indirectly, operate, join, control, be employed by, provide services to, or participate in ownership, management, operation, or control of, or be connected in any manner as an independent contractor, consultant, or otherwise, with any person or organization engaged in any pharmaceutical or other business activity involved in the development of fast-dissolve drug delivery technology.

     9. COVENANT NOT TO RECRUIT. The Employee recognizes that the Company's work force constitutes an important and vital aspect of its business. The Employee agrees that during his employment with the Company and for a period of two (2) years following the termination of his employment with the Company for any reason whatsoever, he shall not recruit or solicit, or assist or encourage anyone else in the recruitment or solicitation of, any of the Company's then current employees to terminate their employment with the Company or to become employed by or perform services for any business enterprise.

     10. CONFLICTS OF INTEREST. Employee, during the term of his employment by the Company, shall avoid actual or perceived conflicts of interest and shall at all times keep the Company informed of any intended business activity or outside employment. Employee shall not engage in any business activity or outside employment without the express written authorization of the Company.

     11. TERMINATION.

     (a) Method of Termination. Employee's employment by the Company hereunder shall end immediately upon:

          (i) receipt by the Employee of notice from the Company of termination of Employee's employment (whether in written or oral form), with or without Cause,



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          (ii)  receipt by the Company of Employee's resignation from the
                Company whether in written or oral form), with or without Good Reason,

          (iii) the Employee's death,

          (iv)  the Employee's Disability, as defined herein, or

          (v)   expiration of the term of this Agreement as established in
                Section 1 hereof;

and the date on which termination is effective shall be the "Termination Date."

     (b)  Cause. For purposes of this Agreement, "Cause" means:

          (i)   any felony conviction of Employee;

          (ii) use by Employee of intoxicating beverages or chemical abuse that negatively affects Employee's job performance (following at least one written warning);

          (iii) an act or acts of dishonesty taken by the Employee and intended to result in the enrichment of the Employee or others at the expense of the Company;

          (iv) any material breach of the Employee's obligations under this Agreement;

          (v) the willful misconduct or gross negligence of the Employee in connection with the performance of his duties, responsibilities, agreements, and covenants hereunder, or his failure to comply with the reasonable rules, regulations, policies, directions, expectations and restrictions established by the Company, as determined in the sole discretion of the Company, and which misconduct, negligence, or failure the Company determines in its sole discretion has continued for a period of thirty (30) days after written notice to the Employee; or

          (vi) willful conduct of the Employee which brings discredit to the Company, its products, or its services.

     (c) Disability. For purposes of this Agreement, "Disability" means the inability of the Employee to perform the Employee's duties hereunder by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 calendar days or more. A period of inability shall be



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"uninterrupted" unless and until the Employee
returns to full-time work for a continuous period of at least 30 calendar days.

     (d) Good Reason. For purposes of this Agreement, resignation by Employee for "Good Reason" means that, within one (1) year following a Change in Control, Employee resigns because:

          (i)  the Company eliminates his position,

          (ii) the Company requires Employee to transfer to a work site outside a 100-mile radius of his work location immediately prior to the Change in Control and Employee is unwilling to relocate,

          (iii) there is a material diminution in the responsibilities and duties of the Employee after the Change in Control as compared to Employee's responsibilities and duties immediately prior to the Change in Control removed from the position held by him prior to the change in control.

     (e) Change in Control. A "Change in Control" of the Company shall be deemed to have occurred when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities and that person has used such voting power to elect a majority of the Company's Board of Directors.

     12. PAYMENTS ON TERMINATION.

     (a) Disability. Upon termination for Disability, the Employee shall be entitled to receive continuation of his Base Salary and to continue to participate in any group health insurance plan in which he is then enrolled, to the extent allowed by that plan, for a period of one hundred eighty (180) days after the Termination Date. If the Company maintains a disability insurance policy covering the Employee, then the amount of



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payment to be made by the Company to the Employee pursuant to this Section 12(a)
shall be reduced by any amount so paid to the Employee under any such insurance policy.

     (b) Death. Upon termination in the event of the Employee's death, the Company shall continue to pay the Employee's Base Salary to his estate and to allow Employee's dependent(s) to continue to participate in any group health insurance plan in which such dependent(s) are then enrolled, to the extent allowed by that plan, for a period of one hundred eighty (180) days after the Termination Date.

     (c) Termination By the Company Without Cause. Upon termination by the Company for reasons other than Cause, the Company will continue to pay Employee at the rate of his then current annual Base Salary for a period of twelve (12) months after the Termination Date or the remainder of the term set forth in
Section 1, whichever is longer.

     (d) Other Terminations. Upon termination of Employee's employment by the Company for Cause, by the Employee for other than Good Reason, or by expiration of this Agreement, the Company will pay Employee his Base Salary earned through the Termination Date.

     (e) Termination after Change in Control. In the event of termination of Employee's employment by the Company as a result of a Change in Control of the Company, or by Employee for Good Reason, the Company will continue to pay Employee at the rate of his then current annual Base Salary for a period of twelve (12) months after the Termination Date or the remainder of the term set forth in Section 1, whichever is longer. The amount of payment to be made by the Company to the Employee pursuant to this Section 12(e) shall be reduced by 50% of any gross



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compensation earned by the Employee in connection with any employment or self-employment of the Employee during the compensation period pursuant to this
Section 12(e). Employee shall promptly notify the Company of any such employment or self-employment and disclose to the Company his gross earnings therefrom.

     Except as otherwise provided in the last sentence of this paragraph, if the payments owed to the Employee pursuant to this Section 12 (e) and any other benefits to which the Employee shall become entitled, either alone or together with other payments or benefits in the nature of compensation to the Employee which would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such payments or other benefits shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code. The Employee in good faith shall determine the amount of any reduction to be made pursuant to this paragraph. Notwithstanding the foregoing, this Section 12 (e) shall not apply (and no reduction shall be made to the payments or other benefits otherwise available to the Employee) if the Company determines that (i) the Employee's net after-tax position without the imposition of such reduction would be greater than (ii) the Employee's net after-tax position with the imposition of such reduction.

     (f) Release. The payment of any amounts to Employee under this Section 12 or otherwise after termination of Employee's employment with the Company shall be conditioned upon the Company receiving a full and complete release from Employee of any current or future claims Employee may have against the Company, its officers and directors and other Company affiliates other than (i) with respect to the payment of amounts specifically provided for herein, (ii) pursuant to rights of indemnification under



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the Company's Certificate of Incorporation or by-laws, or (iii) pursuant to the terms of any employee benefit plan of the Company in which Executive is a participant.

     (g) No Additional Obligations. Except as set forth in this Section 12, the Company shall have no further obligation to Employee upon termination of Employee's employment.

     13. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Employee may not assign this Agreement or any rights hereunder. Any purported or attempted assignment or transfer by the Employee of this Agreement or any of the Employee's duties, responsibilities, or obligations hereunder shall be void.

     14. NOTICES. For purposes of this Agreement, notices provided in this Agreement shall be in writing and shall be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of the Employee or, in the case of the Company, to its principal office to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     15. CONSTRUCTION AND SEVERABILITY. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Minnesota. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision hereof. It is the intention of the parties hereto that the Company



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                                                                   EXHIBIT 10.25


be given the broadest possible protection respecting its confidential information and trade secrets and respecting competition by the Employee following the termination of his employment.

     16. ARBITRATION. Except as provided in this paragraph, any claims or disputes of any nature between the parties arising from or related to the performance, breach, termination, expiration, application, or meaning of this Agreement or any matter relating to the Employee's employment and the termination of that employment, shall be resolved exclusively by arbitration before the American Arbitration Association in Minneapolis, Minnesota, in accordance with the American Arbitration Association's employment dispute resolution rules in place at the time of the arbitration.

     The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment on the award rendered by the arbitrator(s) may be entered in any court having proper jurisdiction.

     This paragraph shall have no application to claims by the Company asserting a violation of or seeking to enforce, by injunction or otherwise, the terms of Sections 4, 5, 6, 7, 8 or 9 of this Agreement. Such claims may be maintained by either party in a lawsuit subject to the terms of Section 17 below. The Employee agrees that the Company will not have an adequate remedy at law and, in addition to, but not to the exclusion of, any other available remedy, the Company shall have the right to enforce the provisions of Sections 4, 5, 6, 7, 8 and 9 of this Agreement by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefore, and the Company shall be entitled to recover from the Employee its reasonable attorneys' fees and costs in enforcing the provisions of Sections 4, 5, 6, 7, 8 and 9 of this Agreement.





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                                                                   EXHIBIT 10.25


     17. VENUE. Any action at law, suit in equity, or judicial proceeding authorized by Section 16 above, arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the state or federal courts of the State of Minnesota. The Employee waives any right the Employee may have to initiate, transfer, or change the venue of any litigation brought against the Employee by the Company.

     18. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement between the Company and the Employee with respect to his employment by the Company and there are no undertakings, covenants, or commitments, except as set forth herein, in the August 23, 2000 between Employee and Company ("Stock Option Agreements"), and in any employee benefit plan of the Company in which Employee is a participant. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced. This Agreement supersedes any and all prior understandings or agreements between the parties including, but not limited to, the Employment Agreement between Employee and Employer dated January 13, 1997, but not including the Stock Option Agreements.

     19. COUNTERPARTS. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

     20. CAPTIONS AND HEADINGS. The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.



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                                                                   EXHIBIT 10.25


     21. SURVIVAL. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the expiration of this Agreement or the termination of the Employee's employment hereunder, including without limitation Sections 4, 5, 6, 7, 8, and 9, shall continue in full force and effect, notwithstanding the Employee's termination of employment with the Company or the expiration or termination of this Agreement.

     22. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived).

     23. RELIANCE BY THIRD PARTIES. This Agreement is intended for the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom, absent the express written consent of the party to be charged with such reliance or benefit.

     IN WITNESS WHEREOF, the parties have signed this Agreement.

                                                       CIMA LABS INC.
Dated:  August 23, 2000
                                    By:       John M. Siebert, Ph.D.
        -------------------                   ----------------------------------
                                              Type Name
                                              /s/ John M. Siebert
                                              ----------------------------------
                                              Signature


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                                                                   EXHIBIT 10.25


                                    Its:      President and CEO
                                              ----------------------------------

Dated:  August 23, 2000
        ---------------------                 By:       John Hontz, Ph.D.
                                              ----------------------------------
                                              Type Name

                                              /s/ John Hontz
                                              ----------------------------------
                                              Signature


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